                       BERGER GROWTH AND INCOME FUND, INC.

                              ARTICLES OF AMENDMENT

         Berger Growth and Income Fund, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

         FIRST: The charter of the Corporation is amended to change the name of the Corporation by amending Article II of the Articles of Incorporation to read:

                                   ARTICLE II

         The name of the corporation is

                       Berger Large Cap Growth Fund, Inc.

         SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; the charter amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders.

         THIRD: These Articles of Amendment are to be effective on January 29, 2001.

         IN WITNESS WHEREOF, Berger Growth and Income Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of January 29, 2001, by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth therein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:                                    BERGER GROWTH AND INCOME
                                            FUND, INC.

                                            By:
-----------------------------                  ---------------------------------
Sue Vreeland                                   Jack R. Thompson
Secretary                                      President